AMENDMENT NO. 1
To
AGREEMENT AND PLAN OF MERGER
Among
AUSA HOLDING COMPANY
AUSA MERGER SUB, INC.
and
CLARK, INC.
Effective as of November 1, 2006

AMENDMENT NO. 1
To
AGREEMENT AND PLAN OF MERGER
     AUSA HOLDING COMPANY, a Maryland corporation (“Parent”), AUSA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and CLARK, INC., a Delaware corporation (the “Company”) hereby agree that the AGREEMENT AND PLAN OF MERGER dated as of November 1, 2006, by and among Parent, Sub and the Company, be amended to (i) reflect the parties’ original intent that consummation of the Offer be conditioned in part on the requirement that a majority of shares of Company Common Stock beneficially owned by Disinterested Stockholders (as hereinafter defined) be validly tendered prior to the expiration of the Offer and Disinterested Stockholder Approval as provided or referred to in Section 6.01(a) and Section 7.03 was not intended to operate as a condition to the post-Offer Merger in which dissenting shareholders would have appraisal rights under Delaware law and (ii) expand the list of shareholders who shall not be considered Disinterested Stockholders, as follows:
     1. Section 6.01(a), Stockholder Approval is amended to read as follows:
          (a) Stockholder Approval. The Company Stockholder Approval, if required by Applicable Law, shall have been obtained.
     2. The first sentence of Section 7.03, Amendment is amended to read as follows:
          Amendment. This Agreement may be amended by the parties hereto at any time pursuant to resolutions duly adopted by their respective board of directors, whether before or after the Company Stockholder Approval has been obtained; provided that after the purchase of shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration, and, after the Company Stockholder Approval has been obtained, there shall be made no amendment that by Applicable Law requires further approval by stockholders without the further approval of such stockholders.
     3. The entire first paragraph of Exhibit A, Conditions of the Offer, is amended to read as follows:
     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless:
     (i) There shall have been validly tendered and not withdrawn prior to the expiration of the Offer (a) that number of shares of Company Common Stock which, together with shares already beneficially owned by Parent or Sub, would constitute at least a majority of the outstanding Company Common Stock (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Company Common Stock on the date of purchase) as well as (b) a majority of outstanding shares of Company Common Stock beneficially owned by the Disinterested Stockholders. For this purpose, the Disinterested Stockholders are all beneficial owners of Company Common Stock other than Parent, Sub, Tom Wamberg, Robert Long, James Bean, James Benson, Thomas Pyra, any other director of the Company, Kenneth Kies and any other member of the management group proposing to buy the MBO Business, any executive officer or division president of the Company or any subsidiary thereof, and their respective affiliates. (The condition specified in this clause (i) is referred to as the “Minimum Tender Condition”); and
     (ii) Any requisite waiting period under the HSR Act (and any extension thereof) applicable to the purchase of shares of Company Common Stock pursuant to the Offer or to the Merger shall have expired. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to commence the Offer or accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and, subject to and in accordance with this Agreement, may terminate or amend the Offer, with the consent of the Company or if, immediately prior to the applicable expiration of the Offer, any of the following conditions exists:
     [The remainder of Exhibit A remains unchanged.]
     4. This Amendment No. 1 to the AGREEMENT AND PLAN OF MERGER is effective as of November 1, 2006.
[signature page to follow]

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date(s) set forth below.

AUSA HOLDING COMPANY

By:	/s/ James A. Beardsworth
Name:	James A. Beardsworth
Title:	President
Date:	December 11, 2006

AUSA MERGER SUB, INC.

By:	/s/ James A. Beardsworth
Name:	James A. Beardsworth
Title:	President
Date:	December 11, 2006

CLARK, INC.

By:	/s/ Thomas M. Pyra
Name:	Thomas M. Pyra
Title:	President and Chief Operating Officer
Date:	December 11, 2006